Exhibit 15.1

The Board of Directors and Stockholders

AutoZone, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of AutoZone, Inc. for the registration of debt securities of our reports dated December 19, 2025, March 20, 2026 and June 12, 2026, relating to the unaudited condensed consolidated interim financial statements of AutoZone, Inc. that are included in its Forms 10-Q for the quarters ended November 22, 2025, February 14, 2026 and May 9, 2026.

/s/ Ernst & Young LLP

Memphis, Tennessee

July 7, 2026